UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 12b-25
NOTIFICATION OF LATE FILING

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SEC FILE NUMBER
0-12641
CUSIP NUMBER
236496 403

Check One:  [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [x ]Form 10-Q [ ]Form N-SAR

For Period Ended: September 30, 2006

[ ]Transition Report on Form 10-K

[ ]Transition Report on Form 20-F

[ ]Transition Report on Form 11-K

[ ]Transition Report on Form 10-Q

[ ]Transition Report on Form N-SAR

For the Transition Period Ended: _______________________________

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PART I -- REGISTRANT INFORMATION
_________________________________________________________________

Full Name of Registrant

DALRADA FINANCIAL CORPORATION
_________________________________________________________________

Address of Principal Executive Office (Street and Number)

9449 Balboa Avenue, Suite 210
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City, State and Zip Code

San Diego, California 92123

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PART II -- Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to 12b-25(b) [Paragraph 23,047], the following should be completed.

(Check box if appropriate.)  [X]

(a)  The reasons described in reasonable detail in Part III of this  form could not be eliminated without unreasonable effort or expense;

(b)  The subject annual report, semiannual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date or the subject quarterly report of
transition report on Form 10-Q, or portion thereof, will be
filed on or before the fifth calendar day following the
prescribed due date; and

(c)  The accountant's statement or other exhibit required by
 Rule 12b-25(c) has been attached if applicable.

_________________________________________________________________

PART III -- NARRATIVE
_________________________________________________________________
State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report, or portion thereof, could not be filed within the prescribed time period.

The review of the financials by the outside auditors will be completed on or about November 17, 2006.
________________________________________________________________

PART IV -- OTHER INFORMATION

_________________________________________________________________

(1)  Name and telephone number of person to contact in regard to this notification.

Owen Naccarato                  949  851-9261
________________________________________________________

(Name)                (Area Code)     (Telephone Number)

_______________________________________________________________

(2)  Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") or Section 30 of the Investment Company Act of 1940 during the preceding twelve months (or for such shorter period that the registrant was required to filer such reports) been filed?

                                                                                                                    [ X ] YES [ ] NO
If the answer is no, identify reports.
________________________________________________________________

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report, or portion thereof?

                                                                                                                   [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

_______________________________________________________________

 DALRADA FINANCIAL CORPORATION

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2006	By	/s/ Brian Bonar

Brian Bonar CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative’s authority to sign on behalf of the registrant shall be filed with the form.